Exhibit 99.2

For Immediate Release February 6, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Announces Executive Management Appointments
Company Appoints David Hargreaves as EVP Corporate Strategy and Business Development & Wiebe Tinga to Chief Commercial Officer

Pawtucket, RI (February 6, 2013) – Hasbro, Inc. (NASDAQ: HAS) today announced executive appointments that recognize outstanding leadership and assign new responsibilities as part of Hasbro's commitment to realizing the full global potential of its brands.

David Hargreaves, 60, a 30-year veteran of Hasbro and most recently its Chief Operating Officer, will assume the newly created position of Executive Vice President Corporate Strategy and Business Development.  In this role, Hargreaves will focus on building Hasbro's new business pipeline, identifying opportunities for long-term growth, and fostering relationships with current and new partners.  Hargreaves will continue to serve on Hasbro's Senior Management Team as he has since 2001, when he held the role of Hasbro's Chief Financial Officer.

"David's high regard within the toy, game and entertainment industries, his proven financial acumen, and widespread business relationships ideally position him to spearhead our new Corporate Strategy function," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "David will also look to identify new business opportunities and help ensure Hasbro continues to grow profitably against the backdrop of a rapidly changing global business environment."

Effective immediately, Wiebe Tinga, 52, a 25-year veteran of Hasbro, will become Chief Commercial Officer, with responsibility for all of Hasbro's global operating markets.  Tinga will report directly to Brian Goldner, and will be responsible for the leadership of all commercial activities in North America, Europe, Latin America, and Asia Pacific.  Prior to this appointment, Tinga was President of North America.

"Wiebe is a proven business leader and ideally suited to drive long-term growth across our brands and our partners' brands globally," said Goldner.  "Having successfully worked in each of our territories during his long career with Hasbro, Wiebe's breadth of experience will be a tremendous asset as we continue to expand our reach in both mature and emerging markets worldwide."

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF, LITTLEST PET SHOP and G.I. JOE.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on The Hub TV Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

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